                                                                   EXHIBIT 10.19

                        CONFIDENTIAL TREATMENT REQUESTED

                               PURCHASE AGREEMENT


THIS AGREEMENT is made as of July 23, 1999 by and between ADAPTIVE BROADBAND CORPORATION ("Adaptive Broadband"), a Delaware corporation with a principal office at 1143 Borregas Avenue, Sunnyvale, CA 94089, and I(3)S, INC. ("Buyer"), a Texas corporation with a principal office at 1440 Corporate Drive, Irving, TX 75038.


                                    RECITALS:

A. Adaptive Broadband is a developer, manufacturer and supplier of wireless telecommunications equipment.

B. Buyer desires to provide wireless communications network services in the U.S. ("Territory") for residential non-commercial multiple dwelling unit ("MDU") markets ("Markets").

C. Adaptive Broadband and Buyer each desire for Adaptive Broadband to sell and Buyer to purchase such products for use in connection with those services, all on the terms and conditions set forth in this Agreement.

                                   PROVISIONS:

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, the parties agree as follows:

1.   SCOPE OF AGREEMENT.

     a. Equipment and Services. Buyer agrees to buy and Adaptive Broadband agrees to sell to Buyer the products described in Exhibit A attached to this Agreement ("Products") and the services described in Exhibit B attached to this Agreement ("Services").

     b. Purchase Orders. Buyer may issue purchase orders for any Products or Services ("Purchase Orders") to Adaptive Broadband via mail or facsimile, in form and content acceptable to Adaptive Broadband. Purchase orders will be considered accepted by Adaptive Broadband when expressly acknowledged and accepted by Adaptive Broadband in writing within the term of this Agreement. Subject to the exception in the following sentence, the terms and conditions of this Agreement will govern the relationship between the parties and each Purchase Order. Therefore, each Purchase Order will automatically be deemed to include all the terms and provisions of this Agreement, and any contractual terms and conditions contained in a Purchase Order or its reverse side will not apply and will be null and void, except to the extent that Adaptive Broadband expressly and specifically accepts such other or additional terms and conditions in writing. Buyer shall provide to Adaptive Broadband firm purchase orders 120 days in advance of Buyer's intended delivery, which purchase orders will become effective only upon written acknowledgment and acceptance by Adaptive Broadband. Buyer may make one change in quantity under a given purchase order, +/- 20% of the dollar amount under that order, by written notice to Adaptive Broadband at least 30 days before the delivery date contained in Adaptive Broadband's order acceptance.

2.   PRICING AND PAYMENT.

     a. Pricing. All prices are FOB Adaptive Broadband's relevant U.S. facility or its supplier's dock, as may be specified by Adaptive Broadband, and are valid for the term of this Agreement. The first quoted prices for Products and Services are set forth in Exhibit A and Exhibit B, respectively. For so long as Buyer is in material compliance with its material obligations under this Agreement, the prices set forth in Exhibit A for Products will be at least as favorable as those offered by Adaptive Broadband to customers purchasing Products in substantially like quantities on substantially like delivery schedules.

     b. Payment. All payments by Buyer will be made to Adaptive Broadband pursuant to the payment terms and conditions set forth in Adaptive Broadband's Standard Terms and Conditions of Sale, attached to this Agreement as Exhibit C.

3.   QUANTITY COMMITMENTS.

     a. Firm Commitment. Buyer agrees to purchase a minimum of * AB-Access units (in any combination of access points and subscriber units) during the term of this Agreement in accordance with Exhibit A, provided (i) the field trial verification and Acceptance Test Procedure described in Section 8 and both Exhibit E and Exhibit F are completed and materially satisfied in accordance with their terms,
          (ii) Adaptive Broadband is in material compliance with the material provisions of this Agreement, and (iii) Adaptive Broadband receives FCC certification for the Products.

     b. Initial Purchase Order. Buyer will issue a Purchase Order within 30 days of the effective date of this Agreement for one access point and three subscriber units for use in the field trial verification of the Product outlined in Exhibit E in accordance with the Acceptance Test Procedure and parameters set forth in Exhibit F.


     c. Forecasts. Each quarter (as specified by Adaptive Broadband from time to time), Buyer will provide Adaptive Broadband with a non-binding rolling quarterly forecast covering the period of 12 calendar months beginning with the quarter in which that forecast is provided. Each forecast will specify the number of units of Products (separating access points and subscriber units) which Buyer anticipates it will purchase during each quarter of that 12-month period.


4.   SOFTWARE LICENSE.

     a. License. Adaptive Broadband grants to Buyer a royalty-free, perpetual, and non-exclusive license to use the Software (defined below) within the Territory and Market in connection with the Products and Buyer's wireless communications network services. Buyer's right to use the Software shall be subject to the terms and conditions set out in Exhibit D.

     b. Sub-License. Adaptive Broadband grants to Buyer a royalty-free, perpetual, and non-exclusive license to sub-license the Software to Buyer's customers and other parties contracting with Buyer for the delivery, of broadband wireless data access, each of which utilizes Products in the Territory and Market in connection with Buyer's wireless communications network services. When granting to customers the right to use Software, Buyer shall incorporate in such sub-license terms that offer no less degree of protection to Adaptive Broadband's (or its licensor's) interest in the Software as those set out in Exhibit D.

     c. "Software". As used in this Agreement, "Software" means any program in machine readable code (howsoever provided to Buyer), and intended to be loaded into the memory of a Product's processor unit(s) which provides operating instructions and user-related application instructions (as well as associated documentation used to describe, maintain and use such programs), incorporated in any of the Products by Adaptive Broadband or supplied to Buyer by Adaptive Broadband for use on or in connection with any of the Products; however, Software shall not mean any source code.

     d. Third Party Software. The Products and Software include software which is licensed by third parties to Adaptive Broadband ("Third-Party Software"). Adaptive Broadband will provide Buyer with a copy of the requirements and restrictions of all licenses which apply to existing and then future Third-Party Software. Each party ("Licensee") agrees to defend, indemnify and hold the other ("Other Party") harmless from and against any loss, damages, costs, fees (including reasonable attorneys' fees) and expenses awarded against or incurred by the Other Party as a result of the Licensee's failure to comply with the requirements and restrictions of Third-Party Software licenses and sub-licenses applicable to the Licensee pursuant to the terms of the relevant license or sublicense, or as a result of the Licensee's failure to comply with the reasonable requests of the Other Party in the Other Party's efforts to comply with the Third-Party Software license or sub-license requirements and restrictions imposed upon it.

5.   SOFTWARE MAINTENANCE.

     a. Notification. Throughout the term of this Agreement and the first 12 months thereafter, each party will promptly notify the other of any defect or error it becomes aware of in any Product or Software or documentation.

     b. Maintenance. For the 12 months immediately following shipment of Product and Software ("Software Maintenance Period"), Adaptive Broadband will provide to Buyer, free of charge, an element management system and all Software bug fixes which are released by Adaptive Broadband and made available to the general public solely as a "bug fix." These will be provided to Buyer for Buyer to load into previously shipped Products and Adaptive Broadband will provide them with subsequently shipped Products. Those bug fixes will be governed by the provisions of this agreement as "Software."

     c. Limitations. Adaptive Broadband has no obligation to correct any defect or error in the Software to the extent it arises from any improper or unauthorized use or operation of the Software by the Buyer or its employees or agents, or the adaptation, modification or alteration of any part of the Software without Adaptive Broadband's prior consent, or any failure by Buyer to install any corrected version or any update or improvement of the Software or documentation supplied by Adaptive Broadband.

     d. Third Party Software. Adaptive Broadband will, during the relevant warranty period, be responsible for maintenance and support of any Third-Party Software which Buyer may use in conjunction with the Software or Products. Thereafter, Adaptive Broadband will quote the price and details for extended warranty coverage upon request.

     e. Updates. Buyer acknowledges that updates may involve the use of new versions of Third-Party Software or operating systems. Adaptive Broadband shall not be responsible for the cost of any new Third-Party Software required by Buyer or any related charges if Buyer decides to utilize an update provided by Adaptive Broadband.

     f. Replacements. Buyer shall upon written request by Adaptive Broadband return to Adaptive Broadband the replaced version of any updated Software and documentation.

     g. Hardware Updates. Subject to Exhibit A's provisions regarding competitive technology, updated Product hardware may become available from time to time and will be supplied to Buyer upon Adaptive Broadband's terms.

6.   GENERAL TERMS AND CONDITIONS.

     Adaptive Broadband's Standard Terms and Conditions of Sale is attached to this Agreement as Exhibit C and is hereby incorporated by reference into this Agreement and made a part hereof.

7.   CHANGES, MODIFICATIONS AND ENHANCEMENTS.

     Adaptive Broadband will provide the Product enhancements as and how described in Exhibit E attached to this Agreement and, with those enhancements, the Products will be covered under the product warranty set forth in Exhibit C. Throughout the term of this Agreement, Adaptive Broadband will maintain the availability of those enhancements in its then current generally available Product (except as otherwise agreed to by Adaptive Broadband and Buyer in writing), subject only to materials and technology availability. Except as otherwise specifically provided in Exhibit E, any changes, modifications, or enhancements of the Products requested by Buyer which affects either software or hardware modules contained therein will be quoted by Adaptive Broadband separately; no change order will be implemented until the parties mutually agree in writing to the price for this change. Any changes, modifications, or enhancements of the Products made by Adaptive Broadband at its own initiative and made a part of its then standard Product will become part of the Product without additional charge to Buyer. Any changes, modifications, or enhancements of the Products made by Adaptive Broadband at its own initiative which are not made a part of its then Standard Product but are instead offered as an optional feature or upgrade will be available to Buyer at an additional agreed upon price.

8.   ACCEPTANCE TESTING AND FIELD TRIALS.

     a. Exhibit E contains the details of the field trials procedures and parameters applicable to the Products purchased by Buyer, which tests will be performed at a Buyer location within the continental United States. Exhibit F contains the details of the acceptance test procedures, specifications, and parameters applicable to Products purchased by Buyer. Adaptive Broadband will give Buyer reasonable notice of the date of the test and Buyer will make available all staff, materials and facilities which Adaptive Broadband reasonably requires for the performance of the test. Buyer may not reject any Product which has successfully completed all acceptance tests in accordance with Exhibit F and field trials in accordance with Exhibit
          E. If an acceptance test is not successfully completed in accordance with Exhibit F, and/or if a field trial is not successfully completed in accordance with Exhibit E, then Adaptive Broadband and Buyer will mutually agree within the ensuing 10 days on a later date when the relevant test shall be repeated and the provisions of the relevant exhibit will apply to each repeat test conducted. The date on which the field trials are successfully completed in accordance with Exhibit E is referred to as the "Trial Completion Date."

     b. All acceptance tests will be at Buyer's location in Irving, Texas. Any inspections or testing beyond that those set forth in Exhibit F (including any secondary or follow-up inspections or tests) or which otherwise exceed, in scope or duration, those normally provided by Adaptive Broadband in like circumstances, will be subject to approval by Adaptive Broadband, be at additional cost to Buyer, may be deemed by Adaptive Broadband to be an event of force majeure for Adaptive Broadband's benefit to the extent they affect Adaptive Broadband's and/or Buyer's other obligations hereunder, and Adaptive Broadband may impose cancellation or rescheduling charges accordingly.

     c. Buyer agrees that it will initiate the acceptance tests sets forth in Exhibit F within 10 business days after delivery of Adaptive Broadband's designated final version of the Product enhancements with appropriate network management support, and Buyer will complete those acceptance tests within 5 business days thereafter. Buyer agrees that it will initiate the field trials set forth in Exhibit E within 10 business days after the successful completion of the Exhibit F acceptance tests, and Buyer will complete those field trials within 90 days thereafter. Those tests and trials which are not completed successfully will be repeated as necessary in accordance with the provisions of this Agreement including without limitation Section 8(a). Subject to the foregoing, Buyer will use commercially reasonable efforts to promptly, successfully and satisfactorily complete all tests and trials, and any and all repeat tests and trials.

9.   DOCUMENTATION.

     Adaptive Broadband will provide to Buyer its standard documentation in Adaptive Broadband's standard forms, formats, and quantities based on the size and scope of the relevant order. Additional copies, and any changes in this documentation required by customization of the Products or software changes made in response to Buyer requests will be at an additional charge.

10.  PRE-APPROVAL SHIPMENTS.

     Buyer may desire to have Adaptive Broadband build and ship Products for actual use in the Territory and Market without Adaptive Broadband having FCC Product certification and/or without Buyer having a license required by it as a Product operator, whether from the FCC or other or additional licensing and approval authorities.

     a. In order to induce Adaptive Broadband to do build and ship Products for actual use in the Territory and Market without Adaptive Broadband having FCC Product certification, Buyer agrees as follows: (i) Buyer will assist Adaptive Broadband in any labeling requirements, (ii) If the Product does not get all requisite approvals, licensing and certification on the first round and without additional input from Adaptive Broadband, Buyer will honor Adaptive Broadband's reasonable requests regarding the scope of the use of those Products until that requisite approval, licensing and certification is secured, (iii) If Adaptive Broadband deems it necessary or appropriate by reason of the approval and/or licensing process for Products to be returned to Adaptive Broadband, whether for modification or replacement, then all costs and expenses associated with shipping to Adaptive Broadband and back to Buyer, as well as all costs and expenses associated with that modification or replacement, will be borne by Buyer, (iv) These and any other terms for the premature building and shipping of Products are binding upon Buyer but are subject to the prior approval, requirements, and business judgment of Adaptive Broadband in each instance.

     b. In order to induce Adaptive Broadband to do build and ship Products for actual use in the Territory and Market without Buyer having a license required by it as a Product operator, whether from the FCC or other or additional licensing and approval authorities, Buyer agrees as follows: (i) If Adaptive Broadband deems it necessary or appropriate by reason of the approval and/or licensing process for Products to be returned to Adaptive Broadband, whether for modification or replacement, then all costs and expenses associated with shipping to Adaptive Broadband and back to Buyer, as well as all costs and expenses associated with that modification or replacement, will be borne by Buyer, (ii) If Adaptive Broadband deems it necessary or appropriate for Adaptive Broadband to send someone on-site to facilitate the licensing and/or approval process, then all costs and expenses associate therewith will be borne by Buyer, (iii) Buyer will defend, indemnify and hold Adaptive Broadband harmless from and against any and all judgments, fines, amounts paid in settlement, damages, claims, costs, expenses (including attorneys' fees) and liabilities incurred and arising out of or related to the premature shipping and use of Products.

11.  CONFIDENTIALITY.

     a. Definition of Confidential Information: Each party ("Disclosing Party") may, either orally, in written form, or otherwise disclose to the other party ("Recipient") or the Recipient may otherwise obtain the Disclosing Party's confidential information ("Confidential Information"). If any of the following apply to any information, such information shall not be considered as Confidential Information: (i) it is or becomes available to the public through no wrongful act of the Recipient, (ii) it is already in the possession of the Recipient as evidenced by documentation in the Recipient's possession, and not subject to any agreement of confidence between the parties, (iii) it is received from a third party without any restriction known to the Recipient for the benefit of the Disclosing Party, or (iv) it is independently developed by the Recipient without regard to that Confidential Information disclosed by the Disclosing Party.

     b. Use and Care of Confidential Information: Confidential Information disclosed or obtained hereunder during the term of this Agreement shall only be used by the Recipient only in the performance of its obligations or exercise of its rights under this Agreement, and it shall not be disclosed by the Recipient for a period of three (3) years from the date of disclosure, except to those employees, affiliates, advisors, and consultants of the Recipient who have a need to know and an obligation to treat Confidential Information in accordance with the provisions of this Agreement. The Recipient may disclose the Disclosing Party's Confidential Information pursuant to a requirement of a duly empowered government agency or a court of competent jurisdiction after due notice and an adequate opportunity to intervene is given to the Disclosing Party unless such notice is legally prohibited. Notwithstanding the expiration or early termination or cancellation of this Agreement, the obligations under this Section 12(b) shall survive until they expire in accordance with their terms.

     c. Return of Confidential Information: Upon receipt of a written request from the Disclosing Party, the Recipient shall, at the Disclosing Party's direction, either return to the Disclosing Party or destroy all of the Disclosing Party's Confidential Information and so certify in writing.

12.  REPRESENTATIONS, WARRANTIES, AND COVENANTS.

     a. By Adaptive Broadband. Adaptive Broadband represents and warrants to Buyer, and covenants that:

          i. Adaptive Broadband has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

          ii. Adaptive Broadband has all the rights necessary to license the rights and to supply the Products to Buyer as provided in this Agreement.

          iii. Adaptive Broadband covenants that, for the two year period beginning the Trial Completion Date and during that two year period for so long as Buyer is and remains in material compliance with the material provisions of this Agreement, Adaptive Broadband will not sell "AB-Access Product With Data Envelope Interface Enhancements" (defined below) with the Functionalities (defined below) enabled to either: (A) any company which competes with Buyer by providing broadband wireless data access to MDUs and which Adaptive Broadband Knows, at the time it accepts the relevant purchase order, intends for those Products to be used in connection with broadband wireless data access services in MDUs in the United States; or (B) any company which Adaptive
               Broadband Knows, at the time it accepts the relevant purchase order, will re-sell those Products to companies described in subsection 12(a)(iii)(A) immediately above.

               Notwithstanding the foregoing in this Section 12(a)(iii), that covenant shall not apply to the sale of AB-Access Product With Data Envelope Interface Enhancements with the Functionalities enabled to either: (X) any telecommunications service provider which at the time it seeks to purchase AB-Access Product With Data Envelope Interface Enhancements Products provides telecommunications services other than Product services, or (Y) any other company not specifically included within the class of companies covered by Section 12(a)(iii)(A) or (B).

               As used in this Section 12(a)(iii), Adaptive Broadband "Knows" of a fact only if one of its corporate officers has timely evidence of the fact, without any duty to investigate. "AB-Access

               Product with Data Envelope Interface Enhancements" means a Product configured with the following functionalities ("Functionalities"):

               For subscriber unit Products:

               o    Pass-through forwarding of all upstream traffic

               o    Isolation of layer 2 data streams for upstream traffic

               For access point Products:

               o    Pass-thru upstream forwarding of all upstream traffic

               o Layer two learning bridge functionality applied to all downstream traffic

               o Layer two learning bridge implementation using the multiplexing of a single 1483 bridge mapping multiple ATM PVCs among all learned addresses contained in the layer two bridge table.

          iv. Adaptive Broadband shall not utilize, in any manner whatsoever the corporate names or any trademark or trade name or copyright rights belonging to Buyer in connection with any equipment or service without the prior written approval of Buyer. This requirement of consent will survive the expiration or early termination of this Agreement.

          v. Except as otherwise specifically provided in this Agreement, all approvals, permits, and authorizations from all applicable parties which are necessary for the performance by Adaptive Broadband of its obligations under this Agreement, and in furtherance of its purposes set forth in the recitals above, will be timely obtained and maintained by Adaptive Broadband at its own expense.

          vi. Adaptive Broadband is free to make this Agreement and the making hereof and/or performance hereunder by it or any of its officers, directors, employees, contractors, consultants, and agents will not violate the legal and/or equitable rights or interests of any third party.

     b. By Buyer. Buyer represents and warrants to Adaptive Broadband and covenants that:

          i. Buyer has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby;

          ii. Buyer shall not utilize, in any manner whatsoever the corporate names or any trademark or trade name or copyright rights belonging to Adaptive Broadband or other Product manufacturers in connection with any equipment or service without the prior written approval of Adaptive Broadband or the relevant manufacturer. This requirement of consent will survive the expiration or early termination of this Agreement. Buyer will not contest the validity of any of Adaptive Broadband's or other Product manufacturer's patents, trademarks, trade names or copyrights used in connection with Products; and

          iii. All approvals, permits, and authorizations from all applicable parties which are necessary for the performance by Buyer of its obligations under this Agreement, and in furtherance of its purposes set forth in the recitals above, will be timely obtained and maintained by Buyer at its own expense.

          iv. Buyer is free to make this Agreement and the making hereof and/or performance hereunder by it or any of its officers, directors, employees, contractors, consultants, and agents will not violate the legal and/or equitable rights or interests of any third party.

13.  TERM AND TERMINATION.

     a. Term. This Agreement will be effective as of the date first written above and will continue for the period ending sixty months after the Trial Completion Date, subject to earlier termination in accordance with this Agreement.

     b. Termination. Adaptive Broadband and Buyer each may by written notice to the other terminate this Agreement:

          i.   If a receiver is appointed for either party or its property:

          ii. If either party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors:

          iii. If any proceedings are commenced by or for either party under bankruptcy, insolvency, or debtor's relief law, and those proceedings will not be vacated or set aside or stayed within ninety (90) days from the date of the commencement thereof:

          iv.  If either party is sequestered by any government authority:

          v. If either party is liquidated, dissolved, or sells all or substantially all of its assets:

          vi. If either party defaults in the performance of any material term or condition of this Agreement and that default continues unremedied to the non-defaulting party's satisfaction for a period of thirty (30) days after notice of default; provided any deviation from the terms of this Agreement which is required in order to be in compliance with the applicable laws, rules, or regulations of any government or subdivision thereof will not be considered a default hereunder:

     c. Upon Expiration or Termination. Upon expiration or early termination of this Agreement for any reason, and notwithstanding that expiration or termination:

          i. All provisions of this Agreement will survive with respect to each order accepted by Adaptive Broadband prior to the effective date of the expiration or termination until each party's obligations with respect to that order is either satisfied or waived:

          ii. Termination of this Agreement shall be without prejudice to the rights and remedies of the party which may have accrued to either party as at the date of termination.

          iii. Notwithstanding the expiration or early termination of this Agreement, Section 11 ("Term and Termination") and the provisions of Exhibits C ("Terms and Conditions"), D ("Software License and Sub-Licensing"), and F ("Acceptance Testing") as they apply to any outstanding Purchase Orders shall remain in full force and effect and Adaptive Broadband shall still make available in accordance with the terms hereof Services to which Buyer is otherwise entitled in respect of Products supplied to Buyer prior to the date of termination.

          iv. Notwithstanding the expiration or early termination of this Agreement, Section 12 ("Confidential Information") will survive for a period of 3 years after the date of disclosure.


          v. Buyer will within 30 days after expiration or termination return to Adaptive Broadband in (at Buyer's sole cost and expense) (or at Adaptive Broadband's request eradicate or destroy): all literature, manuals and materials supplied to it by Adaptive Broadband and which are in Buyer's possession; all equipment provided to it by Adaptive Broadband and which Buyer did not purchase, in the condition in which it was sent by Adaptive Broadband; all tangible and intangible embodiments of Adaptive Broadband intellectual property, including software (except that which is in Products purchased by Buyer); all Information covered under Section 3.3; and any other items which Adaptive Broadband may reasonably request.


14.  MISCELLANEOUS.

     a. Sole Agreement; Amendment; Waivers. This Agreement (together with its Exhibits and their attachments which are hereby incorporated into this Agreement by reference and made a part hereof) contains the entire understanding between Adaptive Broadband and Buyer with respect to its subject matter and supersedes all prior discussions, agreements and understandings between them with respect to that subject matter. All amendments hereto and all agreements between the parties supplemental to this Agreement must be in writing and signed by the parties hereto. The waiver by either party of a breach or violation of any provision of this Agreement must be in writing and will not operate or be construed as a waiver of any subsequent breach or violation.

     b. Independent Contractor. Each party acknowledges and agrees that this Agreement establishes an independent contractor relationship and each disclaims the existence of any employer/employee relationship or partnership or joint venture relationship between them. Neither party has authority to act for, represent, or bind the other and neither will take or fail to take any action inconsistent with this paragraph.

     c. Liability and Indemnification. (i) Subject to the provisions of Sections 5, 7, and 12 of Exhibit C, each party ("Indemnifying Party") agrees to indemnify and hold the other party and its successors and assigns ("Indemnified Party") harmless from and against any and all judgments, fines, amounts paid in settlement, damages, claims, costs, expenses (including reasonable attorneys' fees) and liabilities actually incurred and arising out of or related to the Indemnifying Party's breach or threatened breach of this Agreement or any act or omission by any of the Indemnifying Party and its agents, employees, successors and assigns. (ii) The extent of Adaptive Broadband's liabilities to Buyer are solely and exclusively set forth in sections 5, 7, and 12 of Exhibit C. (iii) Neither Adaptive Broadband nor Buyer will be liable under this Agreement for any consequential damage including loss of clientele, loss of business, loss of data, or loss of profits. Neither party will be entitled to an indemnity for goodwill or other compensation upon termination of this Agreement at any time for any reason.

     d.   Buyer Affiliates. Notwithstanding the provisions of Section 14(d), if
          (i) Buyer is or becomes a party to a definitive written agreement with a third party for the delivery of broadband wireless data access and that third party can use Products in connection with that agreement and the delivery of that access, and (ii) Adaptive Broadband and that third party enter into a separate definitive written agreement for that third party's purchase of Products for that planned use, then each Product purchased by that third party under that separate Adaptive Broadband agreement will be credited towards the satisfaction of Buyer's quantity purchase obligations under this Agreement.

     e. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable or illegal, then it will be deemed removed from the other provisions of this Agreement which will remain in effect.

     f. Headings. Headings in this Agreement are included for convenience only and themselves have no force or effect.

     g. Publicity. Neither party shall issue any press release or make any public announcement relating to this Agreement or its subject matter without the prior written approval of the other; provided that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other party prior to making the disclosure).

     h. Order of Precedence. In the event of conflict between any of the provisions of this Agreement, the terms set forth above shall govern over Adaptive Broadband's Standard Terms and Conditions.

     i. Governing Law and Related Matters. Any dispute or controversy between the parties regarding or arising out of this Agreement, an Exhibit or a purchase order which a party wants to resolve in litigation shall be brought by that party as follows:

          i. If the plaintiff is Adaptive Broadband, then (i) it shall adjudicate its claim, and Buyer shall adjudicate any related cross-claims and counter-claims, in Dallas County, Texas, the jurisdiction, venue, and personal jurisdiction to which, for such claim or claims, the parties irrevocably consent; and (ii) for those claims, cross-claims and counter-claims, this Agreement, the Exhibits and related purchase orders shall be construed in accordance with and governed by the internal laws of the State of Texas without reference to conflict of laws principles.

          ii. If the plaintiff is Buyer, then (i) it shall adjudicate its claim, and Adaptive Broadband shall adjudicate any related cross-claims and counter-claims, in Santa Clara County, California, the jurisdiction, venue, and personal jurisdiction to which, for such claim or claims, the parties irrevocably consent; and (ii) for those claims, cross-claims and counter-claims, this Agreement, the Exhibits and related purchase orders shall be construed in accordance with and governed by the internal laws of the State of California without reference to conflict of laws principles.

          Buyer will observe and comply with all applicable governmental laws, rules and regulations. Buyer will promptly indemnify Adaptive Broadband for all damages, fines, and related expenses (including attorneys' fees) resulting from or arising out of Buyer's violation of any such law, rule or regulation or breach of this paragraph.

     j. Notices. Except as otherwise provided in this Agreement, all notices, requests, and other communications under this Agreement will be in writing and sent by registered post or facsimile addressed to:

            If to Adaptive Broadband, to:              If to Buyer, to:

               Adaptive Broadband Corporation            I(3)S, Inc.
               1143 Borregas Avenue                      1400 Corporate Drive
               Sunnyvale, CA 94089                       Irving, TX 75038
               Attn: Sr. VP Broadband Systems            Attn: President
               Fax: (408) 732-4244                       Fax: (972) 650-7972


            With a copy to:                            With a copy to:

               Adaptive Broadband Corporation            I(3)S, Inc.
               1143 Borregas Avenue                      1440 Corporate Drive
               Sunnyvale, CA 94089                       Irving, TX 75038
               Attn: General Counsel                     Attn: General Counsel
               Fax: (408)732-4244                        Fax: (972) 650-7972

          Any notice sent by fax shall be deemed to be delivered the next working day following confirmed transmission, and any notice sent by post shall be deemed to be delivered five working days following the date of posting. Either party may change the address under this section by giving the other party proper notice.






              [The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, Adaptive Broadband and Buyer each executed and deliver this Agreement as of the date first written above.

I(3)S, INC.                                  ADAPTIVE BROADBAND CORPORATION


/s/ J. R. PRICE                              /s/ FRED LAWRENCE
------------------------------               ------------------------------
Signature                                    Signature

J. R. Price                                  Fred Lawrence
------------------------------               ------------------------------
Print Name                                   Print Name

CEO/CHAIRMAN                                 CHAIRMAN/CEO
------------------------------               ------------------------------
Title                                        Title

7/23/99                                      7/23/99
------------------------------               ------------------------------
Date                                         Date


                                             Legal Approval:
                                                            --------------------
                                                    Date:
                                                         -----------------------

                                             Finance Approval:
                                                              ------------------
                                                    Date:
                                                         -----------------------


                                TABLE OF EXHIBITS

                    Exhibit A - Products, Pricing, and Commitments

                    Exhibit B - Services and Related Pricing

                    Exhibit C - Adaptive Broadband's Standard Terms and
                                   Conditions of Sale

                    Exhibit D - Software License and Sub-License

                    Exhibit E - Enhancements and Field Trial Verification

                    Exhibit F - Acceptance Test, Procedures and Parameters

                                    EXHIBIT A


                       PRODUCTS, PRICING, AND COMMITMENTS


PRODUCTS:    AB-Access UNII point to multi-point radio system (access points and subscriber units).
             AB-Access UNII point-to-point radio system (access points and subscriber units).

PRICING AND COMMITMENTS:                                   Unit price
------------------------                              --------------------
                                                      subscriber    access
     Time frame               Quantity Commitment*       units      points
     ----------               --------------------    ----------    ------

     0-36 months after              * units                *           *
     Trial Completion Date

     0-60 months after            additional * units       *           *
     Trial Completion Date


     *Buyer may purchase any combination of Product subscriber units and access points so long as in the aggregate it has purchased at least that number of total units required of it by the end of the relevant period.


     *Buyer may purchase and Adaptive Broadband will ship up to * units (in any combination of subscriber units and access points) through March 31, 2000. Buyer may purchase and Adaptive Broadband will ship additional units during that time period only upon Adaptive Broadband's prior consent. Subject to Buyer's * -unit and cumulative * -unit quantity obligations, there is no restriction on the number of units Buyer may purchase after March 31. 2000."



1.   Notwithstanding anything to the contrary:

     (a) If Buyer fails to satisfy its *-unit purchase obligation by the end of the relevant 36-month period, then with respect to its purchase deficiency from * units, Buyer shall pay to Adaptive Broadband a non-refundable amount equal to * of the agreed upon purchase price of the units it was obligated to but failed to purchase.

     (b) If buyer fails to satisfy its * -unit purchase obligation by the end of the relevant 60-month period, then with respect to its purchase deficiency from * . Buyer shall pay to Adaptive Broadband a non-refundable amount equal to the difference between (i) * of the agreed upon purchase price of the units it was obligated to but failed to purchase by the end of that 60-month period, less (ii) the amount Buyer paid (if any) pursuant to Section 1(a) of this Exhibit A.

     (c) If Buyer terminates or cancels this Agreement for any reason prior to purchasing * units, then with respect to its purchase deficiency from
          * . Buyer shall pay to Adaptive Broadband a non-refundable amount equal to * of the agreed upon purchase price of the units it was obligated to but failed to purchase.

     Buyer shall pay these obligations net 30 days after the end of that 36th month, net 30 days after the end of that 60th month, and net 30 days after that cancellation or termination date, as appropriate.

2. In any subsequent Product purchase agreement(s) entered into between Adaptive Broadband and Buyer, Adaptive Broadband will give Buyer credit for the Products purchased by it under this Agreement in determining the quantity discounts applicable to Buyer for Products purchased by it under that other agreement(s).


3. Throughout the term of this Agreement, Adaptive Broadband agrees to maintain current Product technology which is competitive in the wireless broadband data access markets as measured on a bit-per-Hz basis, dollars-per-bit basis, and the general commercial availability of general features and functions in the wireless broadband data access markets. To define and satisfy that obligation, every six months throughout the term of this Agreement Adaptive Broadband and Buyer shall meet to review Buyer's upcoming Product technology preferences and Adaptive Broadband's Product development plans.


     If Buyer requests that Adaptive Broadband develop a general Product feature or function that is generally commercially available in the wireless broadband data access markets, then Adaptive Broadband will adjust its Product development schedule accordingly. If Adaptive Broadband at its own initiative develops a Product feature or function that is not so generally commercially available, then it will be available to Buyer at an additional agreed upon price.

                                    EXHIBIT B


                          SERVICES AND RELATED PRICING


ENGINEERING SERVICES AND PRICING:

          Adaptive Broadband will provide up to * man-days of engineering and integration services to I(3)S, free of charge, during the field trial and acceptance test phases contemplated by this Agreement and Exhibit
          E. Thereafter, Adaptive Broadband will provide engineering and integration services at the rate of */day/man, plus materials and travel, lodging and subsistence expenses.


NON-ENGINEERING, INSTALLATION SUPPORT SERVICES:

          * /day/man plus materials and travel, lodging and subsistence expenses.

                                    EXHIBIT C


           ADAPTIVE BROADBAND'S STANDARD TERMS AND CONDITIONS OF SALE


The following are the terms and conditions under which Adaptive Broadband Corporation ("ADAP") sells products, except as otherwise agreed to by ADAP in writing:


1. PRICES AND TAXES. The prices will be those set forth in ADAP's quotation or bid valid at the time of order. If a quotation has expired, ADAP reserves the right to extend the validity of the quotation or issue a new quotation at its discretion. Prices are F.O.B. shipping point (North American orders) / EX-WORKS (Incoterms, 1990) ADAP's relevant shipping facility (International orders), in U.S. dollars and are exclusive of all taxes, tariffs, duties and fees. In addition to all charges and fees due under any agreement or order between ADAP and Buyer, Buyer is solely responsible for and agrees to pay amounts equal to any taxes, tariffs, duties and fees (however designated) and any interest, fines and penalties (collectively, "Tax") resulting from or arising out of that agreement or order, exclusive of taxes based on ADAP's net income. Without limiting the generality of the foregoing, Buyer is solely responsible for and agrees to pay, either through the relevant product invoice or a separately issued invoice, all sales taxes resulting from or arising out of that agreement or order unless, within 30 days after shipment, ADAP receives export documentation satisfactory to ADAP evidencing the export of the relevant products out of the United States. If a Buyer within the United States wishes to have the agreement or order treated as sales tax exempt, ADAP must receive a resale or exemption certificate satisfactory to ADAP prior to shipment. Buyer will pay on ADAP's behalf any Tax levied upon ADAP or reimburse ADAP for any such Tax paid by ADAP. This Section will apply during and after termination of any agreement between the parties.

2. ORDERS. No order submitted by Buyer will be deemed accepted by ADAP unless and until confirmed in writing by ADAP's authorized representative. No order which has been accepted by ADAP may be canceled by the Buyer except with the agreement in writing of ADAP and on terms that the Buyer will indemnify ADAP in full against all loss (including loss of profit), costs (including the cost of all labor and materials used), damages, charges and expenses incurred by ADAP as a result of cancellation including, at a minimum, the terms set forth in Section 10 below.

3. PAYMENT. All payments by Buyer will be made in U.S. dollars in the U.S. pursuant to one of the following terms, without offset:

     Option 1: Confirmed. Irrevocable Letter of Credit acceptable to ADAP and payable in U.S. dollars at sight upon presentation of documents confirming shipment (i.e. Invoice, Packing List, Air Waybill) through any major
     United States state or national bank. Validity must be at least 120 days for shipment and 150 days for negotiation of documents: partial shipments must be allowed: the Letter of Credit value must state F.O.B. shipping point (North American orders) or EX-WORKS (Incoterms, 1990) ADAP's relevant shipping facility (International orders). Estimated freight and handling charges can be provided upon request. All banking charges are to Buyer's account.


     Option 2: 25% down-payment in U.S. dollars at the time of order with the balance due two weeks prior to shipment. Wire transfer information: Bank of America, 1850 Gateway Blvd., Concord, CA 93420, ABA# 121000358, Acct Name Adaptive Broadband Corporation, Acct Number 1233727981. Reference Invoice # and PO # and Contract #. By Order Of [Buyer's Name]: or such other wire transfer information as ADAP may indicate.


     Option 3: If Buyer continually satisfies ADAP's credit approval process and requirements and if ADAP provides Buyer with prior written approval of credit terms, then net 3O days after the relevant invoice date.

     If ADAP agrees in writing to Option 3 above or if ADAP agrees in writing to different or additional payment terms, then:

     a. If during the period of performance of an order the financial condition of the Buyer is determined by ADAP not to justify the terms of payment specified, ADAP may demand that payment be made in accordance with one of the two options above.

     b. ADAP reserves the right to make deliveries in installments, all installments to be separately invoiced and paid for by Buyer when due per invoice without regard to other scheduled deliveries. If shipments are delayed by the Buyer for any reason, payment will become due from the date on which ADAP is prepared to make shipment and storage will be at Buyer's risk and expense.

     c. In the event of default in payment by Buyer: (i) ADAP may suspend performance of its obligations; (ii) Buyer agrees to pay ADAP's standard late charges plus interest on the delinquent payment from the due date thereof until such payment and all interest thereon is received at the rate of 1 1/2% per month, but not in excess of the lawful maximum (which charges and interest are not in lieu of any other right ADAP may have for Buyer's breach); and (iii) in the event of litigation or collection activity arising out of Buyer's non-payment, Buyer will promptly pay the reasonable costs and expenses incurred by ADAP, including attorney's fees.

4. DELIVERY, SECURITY INTEREST, DELAYS. Delivery will be F.O.B. shipping point (North American orders)/ EX-WORKS (Incoterms, 1990) ADAP's relevant shipping facility (International orders). Freight and handling charges are to be either remitted in advance or collected under a confirmed, irrevocable Letter of Credit as outlined above. All shipments are subject to availability and all references to dates are references to delivery F.O.B. shipping point (North American orders) / EX-WORKS (Incoterms l99O) ADAP's relevant shipping facility (International orders). Any dates for delivery quoted by ADAP or provided in an accepted order are approximations only and ADAP will not liable for delay in shipment for any reason. Title to product transfers and Buyer assumes all risk of loss upon delivery of product by ADAP to the initial carrier. Insurance will be provided by ADAP upon request and collected with freight and handling charges. In the absence of instructions to the contrary, ADAP on behalf of Buyer, will select the carrier but will not be deemed thereby to assume any liability in connection with the shipment nor will the carrier be construed to be an agent of ADAP. Claims for loss or damage to products in transit must be made to the carrier and not to ADAP. Buyer will be responsible for all storage, nagging, drayage and other charges to and at Buyer's site. Buyer hereby grants ADAP a security interest in the products and all cash and non-cash proceeds thereof as security for all of Buyer's obligations hereunder. Upon request by ADAP, Buyer will promptly execute any instrument required to perfect such security interest, provided that in any event ADAP is hereby appointed Buyer's attorney-in-fact to do all acts which ADAP deems reasonably necessary or desirable to perfect and continue to perfect such security interest and to protect the collateral. ADAP will not be liable for any damages or penalty for delay in delivery or for failure to give notice of delay when such delay is due to the elements, acts of God, delays in transportation, delay in delivery by ADAP's vendors or any other causes beyond the reasonable control of ADAP. The delivery schedule will be extended by a period of time equal to the time lost because of such delay.


5. INTELLECTUAL PROPERTY.

     If notified promptly in writing of any action (and all prior claims relating thereto) brought against Buyer alleging that Buyer's use or other disposition of product infringes a United States patent or copyright or trade secret, ADAP will defend such action at its expense and will pay the costs and damages awarded against Buyer in such action, provided that ADAP will have sole control of and authority with respect to the defense of any such action and all negotiations for is settlement or compromise. If a final injunction is obtained in such action against Buyer's use of the product or if in ADAP's opinion the product is likely to become the subject of claim or infringement, ADAP will, at its option and at its expense: procure for Buyer the right to continue using the product: or replace or modify the same so that they become non-infringing: or accept return of the product and refund or credit the amount of the original net purchase price, less a reasonable charge for depreciation and damage. ADAP will not have any liability to Buyer if the alleged infringement is based upon: (a) use or sale of the product in combination with other products or devices which are not made by ADAP; (b) use of the product in practicing any process: or
     (c) the furnishing to Buyer of any information, service or other assistance. No costs nor expenses will be incurred for the account of ADAP without the prior written consent of ADAP. In no event will ADAP's total liability to Buyer under or as a result of compliance with the provisions of this clause exceed the sum paid to ADAP by Buyer for the allegedly infringing product. The foregoing states the entire liability of ADAP with respect to alleged infringement of patents and copyrights by the product or any part thereof or by its operation. This Section states the entire liability of ADAP for any infringement of patent, copyright, trademark, trade secret, or other intellectual property rights.

     If notified promptly in writing of any action (and all prior claims relating thereto) brought against ADAP alleging that ADAP's use of or compliance with Buyer's designs, specifications, or instructions infringes a United States patent or copyright or trade secret. Buyer will defend such action at its expense and will pay the costs and damages awarded against ADAP in such action, provided that Buyer will have sole control of and authority with respect to the defense of any such action and all negotiations for its settlement or compromise. No costs nor expenses will be incurred for the account of Buyer without the prior written consent of Buyer. The foregoing states the entire liability of Buyer with respect to alleged infringement of patents and copyrights and trade secrets by the product or any part thereof or by its operation by reason of ADAP's use of or compliance with Buyer's designs, specifications or instructions.

6. PRODUCT CHANGES. ADAP reserves the right, without prior approval from but with notice to Buyer, to make changes to products or their specifications
     (a) which do not materially adversely affect the performance of the product or reduce performance below any contract specification: (b) when required for purposes of safety: (c) to meet product specifications, or (d) when required to conform with any applicable statutory or regulatory requirements. ADAP reserves the right to make product improvements without incurring any obligation or liability to make the same changes in products previously manufactured or purchased. ADAP also reserves the right to modify the availability of models in its product lines based on market conditions, component availability, and other business considerations: and to require that Buyer implement and utilize software upgrades as a condition of maintenance contracts and warranty.

7.   WARRANTY

     PRODUCT MANUFACTURED BY ADAP:

     a. Products manufactured by ADAP are warranted against defects in material and workmanship for a period of one (1) year from date of delivery as evidenced by ADAP's packing slip or other transportation receipt.

     b. ADAP's sole responsibility under this warranty will be to either repair or replace, at its option, any component which fails during the applicable warranty period because of a defect in material or workmanship, provided Buyer has promptly reported same to ADAP in writing. All replaced products and parts will become ADAP's property.


     c. ADAP will honor the warranty at the repair facility designated by ADAP. It is Buyer's responsibility to return, at its expense, the allegedly defective product to ADAP. Buyer must obtain a Return Material Authorization (RMA) number and shipping instructions from ADAP prior to returning any product under warranty. Transportation charges for the return of the product to Buyer will be paid by ADAP within the United States. For all other locations, the warranty excludes all costs of shipping, customs clearance and other related charges. If ADAP determines in good faith that the product is not defective within the terms of this warranty, Buyer will pay ADAP all costs of handling, transportation and repairs at the then prevailing repair rates.

     d. All the above warranties are contingent upon proper use of the product. These warranties will not apply (i) if adjustment, repair, or product or parts replacement is required because of accident, unusual physical, electrical or electromagnetic stress, neglect, misuse, failure of electric power, environmental controls, transportation, failure to maintained properly or otherwise in accordance with ADAP specifications, or abuses other than ordinary use, (ii) if the product has been modified by Buyer or has been repaired or altered outside ADAP's repair facility unless ADAP specifically authorizes such repairs or alterations in each instance; or (iii) where ADAP serial numbers, warranty data or quality assurance decals have been removed or altered.

     e. No person, including any dealer, agent or representative of ADAP is authorized to assume for ADAP any other liability on its behalf except as set forth herein. If any payment is due ADAP for services performed hereunder, it will be subject to the same payment terms as the original purchase.

     PRODUCTS MANUFACTURED BY OTHERS:

     For products not manufactured by ADAP, the original manufacturer's or licensor's warranty will be assigned to Buyer to the extent permitted by the manufacturer or licensor and is in lieu of any other warranty, expressed or implied. For warranty information on a specific product, a written request should be made to ADAP.

     ALL PRODUCTS:

     THE FOREGOING WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES, OBLIGATIONS, AND LIABILITIES ON THE PART OF ADAP. EXCEPT FOR THE EXPRESS WARRANTIES STATED HEREIN, ADAP DISCLAIMS ALL WARRANTIES ON PRODUCTS FURNISHED HEREUNDER. INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ADAP WILL HAVE NO RESPONSIBILITY FOR ANY PARTICULAR APPLICATION MADE OF ANY EQUIPMENT. Any description of equipment, whether in writing or made orally by ADAP or its agents, specification sheets, models, bulletins, drawings, or similar materials used in connection with Buyer's order are for the sole purpose of identifying the equipment and will not be construed as an express warranty. Any suggestions by ADAP or its agents regarding use, application or suitability of the equipment will not be construed as an express warranty. No warranties may be implied from any course of dealing or usage of trade. Buyer agrees that the exclusion of all warranties, other than those expressly provided herein, is reasonable.

8. ACCEPTANCE OF PRODUCTS. Unqualified acceptance of products will occur upon delivery, unless ADAP is notified in writing within ten days from Buyer's receipt that the products do not meet ADAP's specifications or that Buyer is making a claim for shortages or other errors in delivery. Failure to give such timely notice constitutes a waiver of all such claims by Buyer. ADAP's sole obligation for any non-conforming products will be limited to repair or replacement, at ADAP's option, pursuant to the provisions of the foregoing warranty clause.

9. INSTALLATION. In the event ADAP agrees with Buyer to install or perform maintenance on any product(s) to be supplied. Buyer will pay ADAP'S then current standard charges for such installation or maintenance.

10. CANCELLATION AND RESCHEDULE CHARGES. In the event Buyer defaults, ADAP may decline to make further shipments and/or may terminate Buyer's order without affecting ADAP's rights and remedies including, but not limited to, any right to cancellation charges and quantity price adjustments. If ADAP continues to make shipments after Buyer's default, ADAP's action will not constitute a waiver nor affect ADAPs legal remedies. In the event Buyer (a) cancels any order or portion thereof with the requisite ADAP consent; or (b) fails to meet any obligation hereunder, causing cancellation or rescheduling of any order or portion thereof; or (c) requests a rescheduling of scheduled product and such request is accepted by ADAP. Buyer agrees to pay ADAP cancellation/reschedule charges as a percentage of the list price of the canceled/rescheduled product, said charges having been agreed upon not as a penalty, but as a result of the difficulty of computing actual damages. Such cancellation/rescheduling charges may be set by ADAP in its business judgment in each instance. Buyer may not cancel or reschedule any order or portion thereof after shipment.


11. EXPORT. Regardless of any disclosure made by Buyer to ADAP of an ultimate destination of the product(s). Buyer will not export, either directly or indirectly, any product(s) or non-ADAP equipment incorporating such product(s) without first obtaining a license from the U.S. Department of Commerce or any other agency or department of the United States Government, as required. Buyer will use its best efforts to insure that none of the products will reach any country where U.S. laws would forbid ADAP to market or distribute the products.


12.  DISCLAIMER AND LIMITATION OF LIABILITY.

     A. ADAP'S TOTAL LIABILITY IS LIMITED TO THE NET PRICE OF THE PRODUCTS SOLD HEREUNDER, EXCLUDING ANY CHARGES STATED SEPARATELY FROM THE PRODUCT PRICE ON THE INVOICE. BUYER'S SOLE REMEDY FOR LIABILITY OF ANY KIND, INCLUDING NEGLIGENCE, WITH RESPECT TO THE PRODUCTS, SOFTWARE, AND DOCUMENTATION FURNISHED HEREUNDER IS LIMITED TO THE REQUEST FOR ADAP, AT ADAP'S OPTION, TO REFUND THAT NET PRICE FOR THE ITEMS AND MATTERS INVOLVED, EXCEPT THAT IN THE CASE OF A BREACH OF WARRANTY, BUYER'S SOLE REMEDY IS TO RETURN THE PRODUCT TO ADAP FOR REPAIR OR REPLACEMENT IN ACCORDANCE WITH THE "WARRANTY" SECTION OF THESE TERMS AND CONDITIONS.

     B. WITH RESPECT TO SERVICES, ADAP'S LIABILITY FOR ANY SERVICE IS LIMITED TO THE RE-PERFORMANCE OF THE SERVICE. ADAP DOES NOT WARRANTY PROPOGATION OR PATH PERFORMANCE. ALL SURVEYS ARE ACCURATE AS OF THE DATE THE SURVEY WAS CONDUCTED.

     C. IN NO EVENT WILL ADAP BE LIABLE TO BUYER, OR WILL BUYER BE LIABLE TO ADAP, FOR (I) REPROCUREMENT COSTS; (II) INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES; (III) ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF ADAP PRODUCTS, WHETHER IN AN ACTION OF CONTRACT OR TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     D. NO ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN EIGHTEEN (18) MONTHS AFTER THE CAUSE OF ACTION HAS ACCRUED, EXCEPT THAT AN ACTION FOR NON-PAYMENT MAY BE BROUGHT
          WITHIN EIGHTEEN (18) MONTHS OF THE DATE OF LAST PAYMENT.

13.  GENERAL PROVISIONS.

     a. The rights and obligations under these terms and conditions may not be assigned without ADAP's prior written consent and any attempt to do so without such consent will be void.

     b. Buyer will pay to ADAP all costs, fees and expenses (including attorneys' fee) incurred by ADAP in enforcing, or attempting to enforce, any of its rights under these terms and conditions or any contract of sale between them.

     c. All rights and remedies, whether conferred hereby or by any other instrument or law will be cumulative and may be exercised singularly or concurrently. Failure by either party to enforce any contract terms will not be deemed a waiver of future enforcement of that nor of any other term. If any provisions of this contract are held invalid under any applicable law, rule, regulation or treaty, such invalidity will not affect other provisions of this contract which can be given effect without the invalid provisions and to this end, the provisions of this contract are declared to be severable. Notwithstanding the above, such invalid provision or clause will be construed, to the extent possible, in accordance with the original intent of the parties.

     d. Any typographical, clerical or other error or omission in any sales literature, quotation, price list, acceptance of offer, invoice or other document or information issued by ADAP will be subject to correction without any liability on the part of ADAP.

     e. Where products include radio frequency communications equipment, certain regulations of telecommunications regulatory authorities apply. It is the sole responsibility of the Buyer to ensure compliance with all such regulations and all other applicable laws and rules and to procure and maintain at its own expense any relevant license from such regulatory authority to install, operate and maintain the equipment.

                                    EXHIBIT D


                        SOFTWARE LICENSE AND SUB-LICENSE


Set out below are the terms and conditions of the software license granted by Adaptive Broadband to Buyer. In sub-licensing software to its customers, Buyer shall incorporate in such sub-licenses terms which offer no less degree of protection than those set out below:

1. The Software and the documentation are unpublished copyright works and may be used on any installation with a configuration mentioned in the Agreement, provided the Software is in use on only one installation at any one time.

2. Neither the Software nor the documentation may be copied in whole or in part, except for backup and archival purposes.

3. The copyright notices and trademarks contained in the Software, on the data medium, and in the documentation as supplied to Buyer must appear on all copies made by Buyer.

4. Save for Buyer's right to grant sub-licenses to its customers in the Territory and Market to use the Software in object code form, Buyer may not transfer part, download, or in other way make available to others the Software and the documentation delivered to it.

5. Buyer shall not have the right to modify the Software or to create derivative works based on the Software, save as provided under applicable laws.

6. No warranty applies if failure of the Software has resulted from misuse or misappropriation.

If a new release of the Software contains new functions, and Buyer wants to use these new functions, the new release shall be subject to a supplementary charge. No license is granted for any new release until Buyer pays associated additional fees. Buyer will be responsible for costs of software/hardware upgrades of equipment supplied by third parties to support such new releases.

Any replacement of the Software will be guaranteed for the remainder of the original warranty period or 3 months, whichever is longer.

                                    EXHIBIT E

                    ENHANCEMENTS AND FIELD TRIAL VERIFICATION
                                   APPENDIX E


            USE OF ADAPTIVE BROADBAND WITHIN I(3)S DATA ENVELOPE(TM)

This attachment is an analysis of how I(3)S can use the Adaptive Broadband equipment as part of the I(3)S Data Envelope(TM) product architecture for delivering broadband access to the Internet over forward deployed Ethernet switches and other in-unit technologies. Below is a link-by-link and device-by-device description of a property network architecture, detailing what operations are required and what operations must not be performed along the path. At the end is a detailed list of required changes to the Adaptive Broadband product to satisfy the architectural model as well as other security, configuration and management items.

                                  [FLOW CHART]

WORKING FROM THE PC TO THE CPE ROUTER


F    10 Mbps Ethernet
     PCs are attached to the Edge Ethernet Switch via 10 Mb Ethernet.

Edge Ethernet Switch
     Conforming to the requirements of the Data Envelope(TM), the switch does not perform any subscriber port (S) to subscriber port (S) switching. All traffic (broadcast and unicasts) which enters a subscriber port (S) must be switched out the trunk port (T). The Edge Ethernet Switch will function as a learning bridge and create a MAC table to identify all MAC addresses out each port. Multiple PCs (and MAC addresses) may be attached to a hub on a single switch port.

E    10/100 Mbps Ethernet
     The aggregation of traffic from multiple 10 Mbps sources requires a higher bandwidth trunk.

Adaptive Broadband Subscriber Unit
     This device must provide a 10/100 Mbps Ethernet interface at the subscriber port (S). Any bit presented to S must be sent out T. There is no need to perform any MAC layer or IP layer analysis. All traffic must be presented to the router, even IP layer peer to peer traffic.

D    25 Mbps Pt-Mpt Wireless

Adaptive Broadband Access Point
     This device must provide a 10/100 Mbps Ethernet interface at the trunk port
     (T). Any bit presented to S must be sent out T. All traffic must be presented to the router, even IP layer peer to peer traffic.

C    10/100 Mbps Ethernet

Hub Ethernet Switch
     Conforming to the requirements of the Data Envelope(TM), the switch does not perform any subscriber port (S) to subscriber port (S) switching. All traffic (broadcast and unicasts) which enters a subscriber port (S) must be switched out the trunk port (T). The Hub Ethernet Switch will function as a learning bridge and create a MAC table to identify all MAC addresses out each port.

B    10/100 Mbps Ethernet

Router

     The main element in the Data Envelope(TM), all packets transmitted on the property enter the router for processing, accounting, and forwarding. The router sees all PCs on the property on the same IP subnet and in the same broadcast domain. The router can communicate with all PCs via broadcasts or multicasts, which will be replicated as necessary by the Ethernet switches.

A    T1 or greater to POP

WORKING FROM THE CPE ROUTER TO THE PC

A    T1 or greater from POP

Router
     The main element in the Data Envelope(TM), all packets transmitted on the property enter the router for processing, accounting, and forwarding. The router sees all PCs on the property on the same IP subnet and in the same broadcast domain. The router can communicate with all PCs via broadcasts or multicasts, which will be replicated as necessary by the Ethernet switches. The router can ARP for all PCs by sending a Layer 2 broadcast. The ARP reply is only seen by the router.

B    10/100 Mbps Ethernet

Hub Ethernet Switch
     Functioning as a standard Ethernet switch, the switch will flood broadcast frames and search its MAC table for the correct port to send an outbound unicast packet. At this layer, the switch will have the MAC address of all the PCs attached to a downstream switch.

C    10/100 Mbps Ethernet


Adaptive Broadband Access Point
     This device must provide a 10/100 Mbps Ethernet interface at the trunk port
     (T). Any frame presented to t must be sent out s and vice-versa.


D    25 Mbps Pt-Mpt Wireless
     All downstream traffic shares the 25 Mbps data rate.


Adaptive Broadband Subscriber Unit
     This device must provide a 10/100 Mbps Ethernet interface at the subscriber port (S). Any frame presented to T must be sent out S.


E    10/100 Mbps Ethernet

Edge Ethernet Switch
     This Ethernet switch will receive all traffic transmitted from the Access Point on the Pt-Pt PVC to which its Subscriber Unit is attached. The switch will drop all traffic with a destination MAC address which has not been learned on a subscriber port (S). Any traffic with a destination MAC address learned on a subscriber port (S) will be forwarded out the appropriate port only.


F    10 Mbps Ethernet
     PCs are attached to the Edge Ethernet Switch via 10 Mb Ethernet.


REQUIRED CHANGES TO ADAPTIVE BROADBAND EQUIPMENT TO MEET I(3)S DATA ENVELOPE(TM) REQUIREMENTS

Access Point

o    The Access Point (AP) must function at layer 1 and layer 2 only.

o The AP will support a secure handshake with Subscriber Unit (SU) and/or encryption of data to SU

o The AP will only connect to an SU with the properly configured PVC to establish a PVC connection.


o The AP will function as a Layer 2 MAC Learning Bridge. The AB Access Point equipment will function as a Layer 2 MAC learning bridge, providing Pt-Pt PVCs to each Subscriber Terminal. The Access Point will correctly implement the S to T isolated data flow model correctly, ensuring no S to S communication of broadcast or unicast packets. The Access Point will place the downstream packet on the correct PVC to be received by only a single Subscriber Terminal and forwarded to the correct Ethernet switch.


Subscriber Unit

o    The SU will not function at Layer 3 for subscriber traffic flow.

o    The SU will not learn IP addresses.

o    The SU will not require an IP Subnet per SU.

o The SU will function at layer 1 and layer 2 only for subscriber traffic flow.

o The SU will support a secure handshake with AP and/or encryption of data to the AP.

o The SU will only connect to an AP with the properly configured PVC to establish a PVC connection.

                                    EXHIBIT F

                   ACCEPTANCE TEST, PROCEDURES AND PARAMETERS


                                   APPENDIX F

                         ACCEPTANCE TESTING REQUIREMENTS
                                   Revision E

                              General System tests

Item      Description
Number

GS-01 Configuration data is stored locally on each SU and AP device and may be power cycled, reboot, and begin forwarding traffic appropriately without communication with the network server or network management station.

GS-02 Configuration files may be downloaded to an SU or AP device remotely via secure RUPEE over TCP/IP (Specifically: PVC configuration, IP address assignments, wireless interface configuration, all firmware and software).

                               SU - General tests

Item      Description
Number

SU-G-01 The SU builds a bridge table based on Ethernet MAC address only as it receives packets in the S and T interface of the SU.

SU-G-02 The bridge table may be viewed via network management, direct SNMP to the SU or through a management station proxy.

SU-G-03 The SU maintains counters for received and transmitted MAC layer frames and cells.


SU-G-04 The SU will accept all input ethernet traffic on the S interface of the device on a standard RJ-45 - 10 Mb half-duplex Ethernet connection.


                           SU - Upstream from PC tests

Item      Description
Number

SU-U-01 Valid upstream unicast packets received on an S interface of the SU are always forwarded out the T interface of the SU.

SU-U-02 Valid upstream broadcast packets received on an S interface of the SU are always forwarded out the T interface of the SU.

SU-U-03 Valid upstream multicast packets received on an S interface of the SU are always forwarded out the T interface of the SU.

SU-U-04 The SU does forward packets with source and destination MAC addresses on the S interface of the SU out the T interface, and the T interface only.

SU-U-05 All packets arriving at the S interface of the SU are forwarded out the T interface of the SU.

SU-U-06 No packets arriving at the S interface of the SU are forwarded back out the S interface of the SU.

                          SU - Downstream to PC tests

Item      Description
Number

SU-D-01 Valid downstream unicast packets received on a T interface of the SU are either:
               -Always forwarded out the S interface of the SU (With the exception of datagrams terminated within the SU itself)

SU-D-02 Valid downstream broadcast packets received on a T interface of the SU are always forwarded out the S interface of the SU.

SU-D-03 Valid downstream multicast packets received on a T interface of the SU are always forwarded out the S interface of the SU with the exception of some management packets addressed to the SU which are not passed on

SU-D-04 The SU does not forward packets with source and destination MAC addresses on the T interface of the SU out the S interface; the packets are discarded.

SU-D-05 No packets arriving at the T interface of the SU are forwarded back out the T interface of the SU.

                               AP - General tests

Item      Description
Number

AP-G-01 The AP builds a bridge table based on Ethernet MAC address only as it receives packets in the S and T interface of the SU.

AP-G-02 The bridge table may be viewed via network management, direct SNMP to the AP or through a management station proxy.

AP-G-03 The AP maintains counters for received and transmitted MAC layer frames and cells.

AP-G-04 The AP will accept all input ethernet traffic on the T interface of the device on a standard RJ-45-10 Mb half-duplex Ethernet connection.

                           AP - Upstream from PC tests

Item      Description
Number

AP-U-01 Upstream unicast packets received on an S interface of the AP are always forwarded out the T interface of the AP with the exception of some SU management information packets.

AP-U-02 Upstream broadcast packets received on an S interface of the AP are always forwarded out the T interface of the AP.

AP-U-03 Upstream multicast packets received on an S interface of the AP are always forwarded out the T interface of the AP with the exception of some SU management information packets.

AP-U-04 The AP does forward packets with source and destination MAC addresses on the S interface of the AP out the T interface, and the T interface only.

AP-U-05 All packets arriving at the S interface of the AP are forwarded out the T interface of the AP with the exception of some SU management information packets.

AP-U-06 No packets arriving at the S interface of the SU are forwarded back out the S interface of the SU.

AP-U-07 All packets forwarded out the T interface of the AP will be forwarded out the 10 Mb Ethernet interface identical to the packets received on the S interface of the SU; no additional headers from the original PC authored Ethernet packet will be presented.

                           AP - Downstream to PC tests

Item      Description
Number

AP-D-01 Downstream unicast packets received on a T interface of the AP are only forwarded out the S interface of the AP if the destination MAC address is located in the bridge table and designates the S interface as the interface on which the address was learned

AP-D-02 Downstream broadcast packets received on a T interface of the AP are always forwarded out the S interface of the AP.

AP-D-03 Downstream multicast packets received on a T interface of the AP are always forwarded out the S interface of the AP with the exception of some AP management information packets.

AP-D-04 The AP does not forward packets with source and destination MAC addresses on the T interface of the AP out the S interface; the packets are discarded.

AP-D-05 No packets arriving at the T interface of the AP are forwarded back out the T interface of the AP.

                              AP 1483 bridge tests

Item      Description
Number

AP-BR-01 The 1483 bridge table in any AP must support a minimum of 250 simultaneous bridge entries.

AP-BR-02 As packets are learned from upstream traffic, the MAC address is placed into a bridge table associated with the PVC on which the packet was received.

AP-BR-03  Learned MAC addressed must time-out every hour.

AP-BR-04 Entries in an instance of the 1483 bridge tables must capable or being cleared via network management interaction

AP-BR-05 Downstream packets will consult the bridge table and forward the packet out the S interface on the appropriate PVC.

AP-BR-06  If a PVC to a SU goes down, the bridge table must be cleared.

                            Network Management tests

Item      Description
Number

NM-01 A single ADAP NMS will be located in the Irving, TX NOC and can support up to 100 ADAP Control Servers.

NM-02 The ADAP NMS will communicate with the ADAP Control Servers via a TCP over IP connection.

NM-03 The ADAP Control Server may be configured to only accept network management IP connections from a designated subnet and from a discrete set of IP addresses. All other network management connections are refused and logged.

NM-04 The ADAP Control Server and ADAP NMS connection must be validated through a security mechanism, such as shared key.


NM-05 The ADAP Control Server will be located in I3S POPs and communicated with on-property APs via a TCP over IP connection.


NM-06 The ADAP Control Server will support up to 1000 simultaneous TCP connections to the APs and maintain a response time of less than 2 seconds.

NM-07 The AP may be configured to only accept network management IP connections from a designated subnet and from a discrete set of IP addresses. All other network management connections are refused and logged.

NM-08 The ADAP Control Server and ADAP NMS connection must be validated through a security mechanism, such as shared key.

NM-09 The information exchanged, gathered, etc... between the AP and ADAP Control Server can be controlled, minimized, and tailored.

NM-10 The ADAP Control Server will initiate and establish a session based UDP over IP connection with each configured AP or SU. UDP packets which arrive and violate the session flow will be discarded and logged.

NM-11 An AP will forward network management traffic between the ADAP Control Server and the designated SU over the specified and designated network management PVC configured between the AP and SU.

NM-12 The AP and SU connection must be validated through a security mechanism, such as shared key.

NM-13 An AP can be configured to connect to a primary and a secondary ADAP Control Server. If the primary is not available after a reasonable effort, the AP will connect to the secondary.

NM-14 The IP addresses assigned to AP and SU devices for network management may be changed dynamically and through network management.

NM-15 AP and SU devices are assigned a single IP address for network management. The IP address may be from the globally non-routable ranges. An AP and all subordinate SU devices must share a common IP subnet for network management. All devices must support variable length subnet masks.